Exhibit 10.26

PROFESSIONAL SERVICES AGREEMENT

THIS AGREEMENT (“Agreement”) is effective as of this      day of November, 2005 by and between VITAMIN SHOPPE INDUSTRIES INC., a New York corporation (“VSI”), and RENAISSANCE BRANDS LTD., a New York corporation (“Company”).

WHEREAS, VSI wishes to engage Company’s services, and Company wishes to accept such engagement;

NOW, THEREFORE, VSI and Company agree as follows:

1. DEFINITION OF PARTIES. In this Agreement, the term “Company” includes Company’s employees, subcontractors, agents, and representatives. The term “VSI” includes subsidiaries and affiliates. To the extent a VSI subsidiary or affiliate obtains services hereunder, such subsidiary or affiliate shall be solely responsible for its obligations hereunder.

2. SCOPE OF WORK/DESCRIPTION OF SERVICES.

2.1 Work Order. Company shall perform for VSI any of the services noted below pursuant to, and as described in, any supplements to this Agreement, each of which shall be attached in the form of a VSI purchase order or project agreement and incorporated herein by reference (any such supplement, purchase order or project agreement being herein called a “Work Order”). Notwithstanding anything herein to the contrary, any conflicts or disputes between the terms of this Agreement and a Work Order shall be resolved in favor of the Work Order, unless stated otherwise. Capitalized terms utilized in a Work Order and not otherwise defined therein shall have the meanings ascribed thereto in this Agreement. All work and services set forth on any Work Order is herein called “Services.” Future Work Orders shall include substantially all of the information set forth on the form project agreement/Work Order attached hereto as Exhibit A.

2.2 Method of Performing Services. Subject to the terms and provisions of a Work Order, Company will determine the method, details, and means of performing the work to be carried out for any Work Order. VSI may require Company’s personnel to observe at all times the security and safety policies of VSI.

2.3 VSI Supervision. VSI shall be entitled to exercise a broad general power of supervision of work performed by Company to ensure satisfactory performance. This power of supervision shall include the right to inspect the places of business of Company, its agents, and its permitted subcontractors, if any, stop work, make suggestions, recommendations, or directions as to the details of the work, and request modifications to the scope or content of any Work Order. Company shall comply, and shall cause its agents and permitted subcontractor, if any, to comply with all such modifications requested by VSI.

2.4 Assignment of Personnel. VSI may interview the personnel Company assigns to VSI’s work. If, in its sole discretion, VSI determines that any of Company’s personnel are not appropriate for the Services, Company shall make all reasonable efforts to assign other qualified personnel.

2.5 Scheduling. Company shall use all reasonable efforts to accommodate VSI’s work- schedule requests. Company shall not undertake any commitments or projects on behalf of third parties which could reasonably be expected to cause delays or other inefficiencies in providing services in connection with any Work Order.

2.6 Reporting. Company shall make regular progress reports to the individual identified by VSI in the applicable Work Order.

2.7 Services Performed at VSI Site. Where any Work Order calls for some or all work to be performed at VSI’s site, VSI and Company shall develop appropriate administrative procedures for managing such work.

2.8 Third Party Commitments. Company shall use its best efforts to cause all third-party commitments to agents or subcontractors of Company or VSI related to any Work Order to be terminable upon not more than sixty (60) days prior written notice, and shall specifically advise VSI if any proposed commitments shall not be so terminable.

3. RATES AND COMPENSATION.

3.1 Rates. The rates for all services performed by Company shall be set pursuant to a firm, fixed-price Work Order or a time-and-materials Work Order.

3.2 Calculation. For purposes of calculating hourly rates, a “work day” shall be approximately eight (8) hours of billable time. Absences for lunch and other breaks are excluded from billable time. Work days shall be calculated by dividing hours worked during the billing cycle by eight.

3.3 Estimates/Changes (Time-and-Materials Work Orders). Estimates of total fees for time- and-materials Work Orders shall be provided in that Work Order. Company agrees that actual charges for a time-and-materials Work Order shall not exceed such estimates by more than 10% without VSI’s prior written approval. The schedule of fees for work performed by Company pursuant to a time-and-materials Work Order shall be set forth in each such Work Order.

3.4 Invoices. Company shall submit invoices to VSI monthly for the Services furnished and authorized expenses incurred during the prior month in connection with the applicable Work Order.

3.5 Date for Payment of Compensation. VSI shall pay each invoice in full within forty-five (45) days after receipt unless otherwise set forth in the applicable Work Order.

3.6 Expenses. Except as otherwise set forth in this Agreement or an applicable Work Order, Company shall be responsible for all costs and expenses incident to the performance of services for VSI, including all costs incurred by Company to do business. If any travel is authorized for reimbursement by Company in the performance of this Agreement, the same shall be at coach or other equivalent class and net of any discounts. Upon request of VSI, airfare and hotel arrangements should be coordinated with VSI travel for best corporate program rates.

4. TERMS AND TERMINATION.

4.1 Term. This Agreement shall become effective on the date first shown above (“Effective Date”) and shall continue in effect until terminated by the parties by mutual agreement or until a period of one (1) year has passed since the completion of a Work Order and no new Work Order has been issued (“Term”).

4.2 Termination of Agreement. Either party may terminate this Agreement at any time and for any reason (or no reason) by giving thirty (30) days prior written notice to the other party. However, Company may not terminate if there is service in progress until such time as Services are satisfactorily completed in accordance with the Work Order. In such event, even if the Company gives notice of intent to terminate, this Agreement shall remain in full force and effect until the work is completed or that Work Order is terminated in accordance with Section 4.3.

4.3 Termination of Work Orders. VSI may, at its sole option, terminate any Work Order, or any portion thereof, with immediate effect (subject to Section 4.6), upon giving written notice to Company.

4.4 Termination Upon Default. Either party may immediately terminate this Agreement if a Default, as defined below, by the other party has occurred and is continuing by giving written notice thereof to the defaulting party. Termination of this Agreement shall not relieve the parties of any obligation accruing with respect to this Agreement prior to such termination. The term “Default” shall mean any of the following:

4.4.1 failure by a party to comply with or to perform any provision or condition of this Agreement for thirty (30) days after written notice thereof to such party; provided, however, if in the exercise of due diligence a breach shall require more than the thirty (30) days to cure, a party shall not be default hereunder if it shall commence the cure within thirty (30) days and shall proceed to complete the cure with due diligence; or

4.4.2 a party becomes insolvent, is unable to pay its debts as they mature or is the subject of a petition in bankruptcy, whether voluntary or involuntary, or of any other proceeding under bankruptcy, insolvency or similar laws; or makes an assignment for the benefit of creditors; or is named in, or its property is subject to, a suit for appointment of a receiver; or is dissolved or liquidated; or

4.4.3 any warranty made in this Agreement is breached, false, or misleading in any material respect.

4.5 Other Remedies. In the event of a Default, whether or not this Agreement has been terminated as provided herein, the non-defaulting party shall be entitled to pursue any remedy provided in law or equity. Each party agrees that in addition to, and without limiting any other remedy or right the other may have, a non-defaulting party shall have the right to seek an injunction or restraining order. In no event whatsoever shall either party be liable to the other hereunder for any incidental, indirect, special, consequential or punitive damages or lost profits under any tort, contract, strict liability or other legal or equitable theory arising out of or pertaining to the subject matter of this Agreement or any Work Order, even if said party has been advised of the possibility of or could have foreseen such damages.

4.6 Effect of Termination. Upon Company’s receipt of any notice from VSI of termination of this Agreement or of a Work Order or Company’s sending of any such permitted notice to VSI (“Notice Date”), Company shall immediately discontinue all work described in this Agreement and/or Work Order, as applicable, and shall incur no further expense billings pursuant hereto and/or thereto without VSI’s prior written approval, subject to fulfillment of commitments that have been made by Company to third parties in connection with a Work Order that are not terminable immediately and that are permitted under Section 2.8. If requested by VSI, Company shall take such actions as are reasonably necessary to terminate such third party commitments as soon as practicable. In the event of a termination, VSI shall owe Company fees for actual work performed by Company related to this Agreement through the Notice Date billed at Company’s hourly rates under this Agreement in effect as of the effective date of the termination. VSI shall also reimburse Company for all authorized expenses related to this Agreement incurred prior to the Notice Date and those incurred after the Notice Date and authorized hereunder. If applicable, Company shall refund to VSI within thirty (30) days of the Notice Date any amounts by which the sums paid by VSI to Company hereof exceed such fees owed by VSI. Upon receipt of such notice, Company shall advise VSI of the nature and extent of services performed as of the date of termination, and collect and deliver to VSI all work products that then exist in the manner requested by VSI.

5. COMPANY’S REPRESENTATIONS. Company represents, warrants and agrees that it has and will have full power and authority to enter into, and fully to perform, this Agreement and that no agreement or understanding with any other person, firm or corporation exists or will exist which would interfere with Company’s obligations hereunder. Company further represents and warrants that (i) the disclosure to VSI of any information by Company in connection with the Services does not contravene any confidentiality obligation Company may have to any third party; (ii) Company will use good faith commercial efforts in providing its Services hereunder in accordance with the highest industry standards prevailing for comparable services and will provide the Services in a professional and workmanlike manner; (iii) Company shall comply with all applicable Federal, state and local laws, ordinances, rules, regulations, and orders of the state and locality where its Services are being performed; and (iv) Company has or will duly obtain any and all licenses, permits, and authority necessary or required by Federal, state or local laws, rules, regulations or ordinances covering its provision of Services hereunder.

6. INDEMNIFICATION. Company shall indemnify, defend and hold VSI, its employees and agents harmless from and against any and all liabilities, damages, injuries, claims, suits,

judgments, causes of action and expenses (including reasonable attorneys’ fees, court costs and out-of-pocket expenses) arising out of or incidental to Company’s performance under this Agreement, whether the result of any actual or alleged (i) breach of any term, representation or warranty made hereunder, or (ii) act or deed, whether by way of tort or contract, committed or omitted by Company, its employees, agents or subcontractors in their performance under this Agreement. VSI shall provide Company prompt written notice of any such claim and, with respect to third party claims, allow Company to control the defense and all related settlement negotiations, provided that no settlement may impose any obligations whatsoever upon VSI other than the payment of money (which shall be paid by Company as indemnitor), without VSI’s written consent, which may be withheld in VSI’s sole discretion.

7. INSURANCE.

7.1 Company agrees to maintain during the term of this Agreement, at its expense, (i) commercial general liability insurance, and (ii) where applicable, professional liability/errors and omissions insurance, each with limits of at least Two Million Dollars ($2,000,000) per occurrence, which insurance shall include a contractual liability endorsement covering Company’s obligations, including, without limitation, its obligation to indemnify under this Agreement. In addition, Company shall maintain at all times during the term of this Agreement, at its expense, automobile liability insurance with limits of at least One Million Dollars ($1,000,000) per occurrence insuring all owned, hired and non-owned vehicles, and worker’s compensation insurance coverage in applicable state limits including coverage for employers’ liability with limits of no less than Five Hundred Thousand Dollars ($500,000) per occurrence.

7.2 All insurance shall be written by carriers having an AM Best Rating of not less than A-X. Company shall furnish to VSI true and correct copies of the certificates of insurance maintained in compliance with this Section prior to the commencement of this Agreement, and annually thereafter, as evidence that such policies are in full force and effect. The certificates shall name VSI as an additional insured, and provide for thirty (30) days’ prior notice to VSI prior to cancellation, termination or material change in coverage provision. In no event shall the amount of insurance limit Company’s obligations hereunder.

8. CONFIDENTIALITY. The parties have entered into that certain Mutual Confidentiality Agreement dated November     , 2005 (the “Confidentiality Agreement”). The disclosure of any “Confidential Information” (as defined in the Confidentiality Agreement) made under this Agreement shall be governed by the terms of the Confidentiality Agreement; provided, however, that neither party may terminate the Confidentiality Agreement prior to the expiration of the term hereof, and to the extent that the term of the Confidentiality Agreement would otherwise terminate prior to the expiration of the term hereof, the term of the Confidentiality Agreement shall, without further action of the parties, be deemed extended until the expiration hereof. The information and the data collected from the results of the Services shall be deemed VSI’s Confidential Information.

9. Intentionally Deleted.

10. INDEPENDENT CONTRACTORS. Nothing contained herein shall be deemed or construed to create any partnership or joint venture between VSI and Company. All activities by Company, or its subcontractors, under the terms of this Agreement shall be carried on by Company, or its subcontractors, as an independent company and not as an agent for or employee of VSI. Unless elsewhere stated in this Agreement, Company shall have no authority to act on behalf of VSI or to bind VSI directly or indirectly. VSI may elect to contract directly with third party subcontractors that are assisting in the performance of a Work Order for which Company has been engaged. Under no circumstances shall any employee of Company or employee of its subcontractors be deemed or construed to be an employee of VSI, nor shall Company and VSI be deemed to be co-employers of any employee or subcontractor. VSI shall not be liable for any injuries or damages incurred by Company, or its subcontractors, as a result of its activities in the performance of this Agreement. Company shall be solely responsible for payment of compensation to its personnel. Company shall pay and report, for all personnel assigned to VSI’s work, federal and state income tax withholding, social security taxes, and unemployment insurance applicable to such personnel as employees of Company. Company shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits, if any, to which such personnel may be entitled. The parties hereby acknowledge that the services provided hereunder are independent and distinct from any services that the principal of Company, Douglas B. Fox, may perform as a member of the Board of Directors of Company’s parent corporation.

11. ASSIGNMENT. Company acknowledges that the services to be rendered by it to VSI are unique and personal. If, at any time during this Agreement, Company elects to sell, transfer or otherwise dispose of its business (by sale, merger, etc.), or Douglas B. Fox shall no longer have a controlling interest in Company, Company shall notify VSI within ten (10) days after such sale, transfer or disposition, and VSI shall be given sixty (60) days after receipt of such written notice to terminate this Agreement. Company may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of VSI, nor may Company subcontract any portion of the Services. This Agreement shall inure to the benefit of VSI and Company and to VSI’s successors, assigns or affiliates.

12. FORCE MAJEURE. If either party hereto is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of acts of God, acts of a public enemy, acts of any Federal, state or local government, agency or department thereof, quotas, embargoes, acts of any person engaged in subversive activity or sabotage, fires, floods, explosions, or other catastrophes, epidemics or quarantine restrictions, involuntary strikes or other labor stoppages, slowdowns or disputes, or any other cause beyond the control of the parties, then upon prompt written notice to the other party, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability. The disabled party shall make all reasonable efforts to remove such disability within thirty (30) days of giving notice of such disability. If the disability continues for more than ten (10) days after the cessation of the reason for such disability, the non-disabled party shall have the right to terminate this Agreement immediately upon written notice, and neither party shall thereafter have any further rights or obligations hereunder, except as set forth in the surviving provisions

13. NOTICES. All notices, reports, consents and receipts shall be in writing and shall be deemed duly given on (a) the date of personal or overnight courier delivery; (b) the date of transmission by facsimile or other electronic transmission service, provided a confirmation copy is also sent no later than the next business day by postage paid, return receipt requested first-class mail; or (c) five (5) business days after the date of deposit in the United States mail, by postage paid, return receipt requested first-class mail, addressed as follows:

If to VSI:	Vitamin Shoppe Industries Inc.
Corporate Headquarters
2101 91st Street
North Bergen, NJ 07047
Attn: Chief Executive Officer
Fax: 201-868-0727

With a copy to:	Vitamin Shoppe Industries Inc.
Corporate Headquarters
2101 91st Street
North Bergen, NJ 07047
Attn: General Counsel
Fax: 201-868-0727

If to Company:	Renaissance Brands Ltd.
223 Wall Street, Box 318
Huntington, NY 11743
Attn: Douglas B. Fox
Fax: 631-470-3483

Either party may change its mailing address by written notice to the other party in accordance with this Article.

14. INTELLECTUAL PROPERTY; WORK PRODUCT OWNERSHIP.

14.1 Original Work. Company represents and warrants to VSI that all “Work” and “Products” (as defined below) created or supplied by Company in connection with this Agreement are Company’s original Work and Products unless identified as and acknowledged to be the work of Company’s subcontractor or other identified third party, and that such Work or Products do not infringe or violate any “Intellectual Property Rights” (as defined below), or any other civil, statutory or equitable right of any third party. “Work” means all work required by this Agreement including, but not limited to all labor, materials, tools, and equipment necessary to fulfill or complete the Services, or which are reasonably inferable from this Agreement as being necessary to carry out the Services whether or not listed specifically in this Agreement. “Products” mean all print and electronic documents including but not limited to drawings, plans, images, photographs, artwork, writings, abstracts, computer files, data files, custom computer programs, and summaries and compilations thereof, in any material form, that are designed and/or developed pursuant to this Agreement. “Intellectual Property Rights” mean all rights of a proprietary nature including, without limitation, all copyrights, trademarks, trade names, domain names, patents, patent rights, inventions, industrial designs, trade secrets, and confidential information.

14.2 Freedom to Use Information. Company shall not disclose or reveal to VSI any confidential information, trade secrets, secret processes, or other proprietary information or documents of any kind (collectively, the “Disclosures”) which Company does not have the free and complete right to disclose to VSI and which VSI is not free to use without liability or restriction of any kind. VSI shall be free to make full and complete use and reproduction of all Disclosures for internal uses only, unless a specific restriction is identified in writing and in advance of, or within seven (7) days after, any Disclosures.

14.3 Ownership of Intellectual Property.

14.3.1 Disclosures to VSI. Company agrees to make prompt written disclosure to VSI, to hold in trust for the sole right and benefit of VSI, and hereby assigns (and agrees to assign) irrevocably to VSI or its designee — without further compensation — all of Company’s right, title, and interest in and to any Intellectual Property Rights that Company may solely or jointly create, conceive, develop, or reduce to practice, or cause to be created, conceived, developed, or reduced to practice, during the Term, developed in connection with the performance of the Services.

14.3.2 Works For Hire. Company acknowledges that all original works of authorship which are made by Company (solely or jointly with others) within the scope of any Work Order and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act, 17 U.S.C. § 101.

14.3.3 Assistance to VSI. Company will assist VSI or its designee in every proper way to ascertain inventorship in VSI and to obtain and enforce United States and foreign Intellectual Property Rights of VSI relating to any and all inventions, original works of authorship, developments, improvements, or trade secrets of VSI in any and all countries. To that end Company will execute, verify, and deliver (i) such documents and perform such other acts (including appearing as a witness) as VSI or its designee may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Intellectual Property Rights and the assignment thereof, and (ii) assignments of such Intellectual Property Rights to VSI or its designee.

14.3.4 Post-Termination Obligations. The obligation to assist VSI or its designee with respect to Intellectual Property Rights in any and all countries shall continue beyond the termination of all Work Orders and this Agreement, but after such termination, VSI or its designee shall reimburse Company’s reasonable out-of-pocket expenses and compensate Company at a reasonable rate for the time actually spent by Company at the request of VSI or its designee on such assistance.

15. MISCELLANEOUS.

15.1 Counterparts. This Agreement may be executed in counterparts, including by means of telecopied signature pages, any one of which need not contain the signature of more than one party, each of which shall be deemed an original, but all of which together shall constitute the entire Agreement.

15.2 Entire Agreement/Waiver/Amendment. This document, including attachments and exhibits hereto and any documents incorporated by reference herein, constitutes the entire agreement and understanding between the parties regarding the subject matter hereof, and supersedes and merges all prior discussions and all oral and/or written agreements between them relating thereto. No waiver, modification or amendment to this Agreement shall be valid unless in writing, signed by the parties hereto. No usage of trade or course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereunder. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

15.3 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws, but not the laws of conflicts, of the State of New Jersey. Any dispute, controversy, difference, or issue that may arise between the parties arising out of or relating to this Agreement shall be heard and determined exclusively in the state or Federal courts in Hudson County, New Jersey, and each party hereby waives and relinquishes all right to attack or vacate the jurisdiction or suitability of such forum or venue. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY PROCEEDING OVER ANY DISPUTE ARISING UNDER THIS AGREEMENT.

15.4 Non-Compete. During the Term, and for a period of one (1) year thereafter, Company shall not, without VSI’s prior written approval, provide to a competitor of VSI products or services substantially similar to the products and/or services Company shall provide to VSI.

15.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be found to be illegal or invalid under applicable law, such provision shall be either modified to conform to applicable law or considered ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the finding of illegality or invalidity has a material impact upon the economic expectation of the parties hereto, the parties agree to make appropriate modifications to this Agreement to take such impact into account.

15.6 Survival. The provisions of this Agreement concerning confidentiality, representations and warranties, intellectual and other property rights, work product ownership, right to audit, indemnification, insurance, dispute resolution (if any) and this subsection regarding survival, shall survive any termination of this Agreement.

15.7 Preamble/Headings. The preamble is hereby incorporated in and made a part of this Agreement. The headings and subheadings appearing at the beginning of each section and each subsection are for convenience purposes only and are not a substantive part of this Agreement.

15.8 Advertising and Publicity. Neither party shall use the name or trademarks of, or refer to or identify, the other party in publicity releases, or promotional or marketing materials or correspondence to others without first securing the written consent of such other party.

15.9 Intentionally Deleted.

15.10 Attorney Review. Company acknowledges that it has had an opportunity to consult with an attorney of its choice regarding the contents, subject matter, and desirability of entering into this Agreement and any and all collateral documents which may be necessary to carry out the intent of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement by their authorized representatives.

VITAMIN SHOPPE INDUSTRIES INC.	RENAISSANCE BRANDS LTD.

/s/ Thomas Tolworthy	/s/ Douglas B. Fox
Signature	Signature
Name: Thomas Tolworthy	Name: Douglas B. Fox
Title: Chief Executive Officer	Title: Chief Executive Officer

November 2005	November 2005
Date	Date

Exhibit A

Project Agreement

THIS PROJECT AGREEMENT (“Project Agreement”) is entered into as of                     , 20    , by and between Vitamin Shoppe Industries Inc., a New York corporation (“VSI”), and                                          a                      corporation (“Company”).

WHEREAS, VSI and Company have entered into that certain Professional Service Agreement dated                         , and wish to enter into a Project Agreement under the terms of the Professional Services Agreement.

NOW, THEREFORE, the parties further agree as follows:

1.1 Project Definition. The research project (“Project”) to be performed under this Project Agreement is defined as:                                                                                                                                                                                                                      .

1.2 Project Procedure. The process for performing the Project is:                                                                                               .

1.3 Project Personnel. The number and type of Company’s personnel assigned to this project are:

1.4 Project Cost. The cost to VSI from Company for performing the Project is:                                                                      .

1.5 Project Term. The Project shall begin on                         , 20     and shall finish with              (    ) months (or years) from the beginning date.

1.6 Deliverables.

IN WITNESS WHEREOF, the parties have duly executed this Project Agreement by their respective authorized representatives.

Vitamin Shoppe Industries Inc.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: